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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 1)*

                        LANDAMERICA FINANCIAL GROUP, INC.
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                                (Name of Issuer)

                         COMMON STOCK, WITHOUT PAR VALUE
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                         (Title of Class of Securities)

                                   521029-10-8
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                                 (CUSIP Number)

                               Howard E. Steinberg
                    Senior Vice President and General Counsel
                     Reliance Financial Services Corporation
                                Park Avenue Plaza
                               55 East 52nd Street
                            New York, New York 10055
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 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                March 9, 1998
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             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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The statement amends the original Schedule 13D filed by Reliance Financial
Services Corporation ("Reliance Financial") with the Securities and Exchange Commission on March 9, 1998 relating to the ownership by its subsidiary of the Security set forth on the cover of this Amendment. This Amendment is being filed to attach Exhibit 5 to the original Schedule.

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                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 9, 1998
                                     RELIANCE FINANCIAL SERVICES CORPORATION

                                     By  /s/ James E. Yacobucci
                                       -------------------------------
                                         James E. Yacobucci
                                         Senior Vice President-Investments

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                                  EXHIBIT INDEX

EXHIBIT                      EXHIBIT                                 PAGE
NUMBER                                                              NUMBER

1 Amended and Restated Stock Purchase Agreement, dated as of December 11, 1997 by and among, RIC, RGH, the Company and Lawyers Title
           Insurance Corporation.*

2 Voting and Standstill Agreement, dated as of February 27, 1998, by and among the Company, RGH and RIC.*

3          Registration Rights Agreement, dated as of
           February 27, 1998, by and between the Company and RIC.*

4          Articles of Amendment to the Company's
           Articles of Incorporation.*

5. Lock-up Letter dated February 24, 1998 from RIC to Donaldson, Lufkin & Jenrette Securities
           Corporation, Furman Selz LLC, Wheat First
           Securities, Inc. and Ferris, Baker Watts,
           Incorporated.**



* Previously filed with original Schedule 13D filed with the Securities and Exchange Commission by Reliance Financial on March 9, 1998.

**  Filed herewith.